EXHIBIT 10(e)(22)

AGREEMENT PURSUANT TO

XEROX CORPORATION

2010 AMENDMENT AND RESTATEMENT OF THE 2004 PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Xerox Corporation, a New York corporation (the “Company”), dated as of the date which appears as the “Date of Agreement and Award” in the Award Summary attached hereto (the “Award Summary”) in favor of the individual whose name appears on the Award Summary, an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the “Employee”).

In consideration of your execution and compliance with terms of confidentiality and non-compete/non-solicitation covenants in your Non-Competition and Non-Solicitation Agreement, and, in accordance with the provisions of the “2004 Performance Incentive Plan” and any amendments and/or restatements thereto (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.

Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:

AWARDS

1.    Award of Performance Shares. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the Award Summary the number of Performance Shares (individually, the “PS”) as shown on the Award Summary. Notwithstanding anything herein to the contrary, only active Employees and those Employees on Short Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (pursuant to the Company’s Human Resources Policies) on the effective date of the award as shown on the Award Summary shall be eligible to receive the award.

TERMS OF THE PERFORMANCE SHARES

2.    Entitlement to Shares. As soon as practicable on or after the Vesting Date indicated on the Award Summary in connection with the PSs (the “Vesting Date”), the Company shall, without transfer or issue tax to the person entitled to receive the shares, deliver to such person a certificate or certificates for a number of shares of Common Stock equal to the number of vested PSs (subject to reduction for withholding of Employee’s taxes in relation to the award as described in Paragraph 10 below). No fractional shares shall be issued as a result of such tax withholding. Instead, the Company shall apply the equivalent of any fractional share amount to amounts withheld for taxes.

The Committee shall set performance goals and review performance against such goals in connection with determining the payout of PSs. The award of PSs covered hereby shall be earned based on achieving one hundred percent (100%) of a target on an annual basis based on certain performance measures as shall be determined from time to time by the Committee. To the extent that performance measures are achieved at or between threshold and maximum levels (as shall be determined by the Committee) on a three-year cumulative basis, an additional award of PSs will be earned, net of shares previously earned for annual achievement. The Vesting Date for earned PS awards granted shall be set forth in the Award Summary.

Upon the occurrence of an event constituting a Change in Control, all PSs and dividend equivalents outstanding on such date shall be treated pursuant to the terms set forth in the Plan. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.

3.    Dividend Equivalents. The Employee shall become entitled to receive from the Company on the Vesting Date a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of PSs covered by this Agreement (relating exclusively to PSs earned, based on achievement of annual or three-year cumulative performance targets, not to exceed the target award amount shown on the Award Summary) that are held by the Employee on the close of business on the business day immediately preceding the Vesting Date would have been entitled to receive as dividends on such Common Stock during the period commencing on the date hereof and ending on the Vesting Date as provided under Paragraph 2. Payments under this Paragraph shall be net of any required withholding taxes. Notwithstanding anything herein to the contrary, for any Employee who is no longer an employee on the payroll of any subsidiary or affiliate of the Company on the payment date of the dividend equivalents, and such subsidiary or affiliate has determined, with the approval of the Vice President, Human Resources of the Company, that it is not administratively feasible for such subsidiary or affiliate to pay such dividend equivalents, the Employee will not be entitled to receive such dividend equivalents.

4.    Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock shall be determined by the Committee in its sole discretion from time to time as communicated to Employee in writing.

5.    Holding Requirements. The Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the PSs (net of withholding tax and any applicable fees) until ownership guidelines are met under Paragraph 4 hereof. Such shares shall be held in the Employee’s Morgan Stanley Smith Barney account or at another account acceptable to the Company.

If employment terminates due to the death of the Employee, such holding requirements shall cease at the date of death. If the Employee terminates for any other reason, the holding requirement will be applicable for up to a one year period following termination.

OTHER TERMS

6.    Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

7.    Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.

8.    Effect of Termination of Employment or Death.

(a)    Effect on PSs. In the event the Employee

(i)    voluntarily ceases to be an Employee of the Company or any subsidiary or affiliate for any reason other than retirement, and the PSs have not vested in accordance with Paragraph 2, the PSs shall be cancelled on the date of such voluntary termination of employment.

(ii)    involuntarily ceases to be an Employee of the Company or any subsidiary or affiliate for any reason (including Disability), other than death or for Cause, or voluntarily ceases to be an Employee of the Company or any subsidiary or affiliate due to a reduction in workforce, shares will vest on a pro rata basis, which may, at the discretion of the Company, be contingent upon Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company. Such shares will vest on a pro-rata basis for annual and three-year cumulative performance if achieved in accordance with Paragraph 2, based on the Employee’s actual months of service. For the year in which termination occurs, shares earned for that year will be calculated as follows: multiply the total award earned for that year by a fraction, the numerator of which will be the number of months of full service for that year (earning period) and the denominator will be 12. Any shares earned for annual performance pursuant to this grant for years prior to such involuntary termination of employment and shares earned on a pro-rata basis for annual performance as described herein will be paid out as soon as practicable following the Vesting Date noted in the Award Summary. For three-year cumulative performance, vesting will be calculated as follows: multiply the total three-year cumulative award earned by a fraction, the numerator of which will be the number of months of full service during the three years and the denominator will be 36, and subtract from the sum the number of shares previously earned for annual performance pursuant to this grant. Payout shall occur as soon as practicable following the Vesting Date noted in the Award Summary.

(iii)    ceases to be an Employee of the Company or any subsidiary or affiliate by reason of death, 100% of the PSs pursuant to this grant shall vest on the date of death and the certificates for shares shall be delivered in accordance with Paragraph 7 to the personal representatives, heirs or legatees of the deceased Employee.

(iv)    ceases to be an Employee of the Company or any subsidiary or affiliate by reason of retirement, shares will vest on a pro rata basis, which may, at the discretion of the Company, be contingent upon Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company. Such shares will vest on a pro-rata basis for annual and three-year cumulative performance, if achieved in accordance with Paragraph 2, based on the Employee’s actual months of service. For the year in which retirement occurs, shares earned for that year will be calculated as follows: multiply the total award earned for that year by a fraction, the numerator of which will be the number of months of full service for that year (earning period) and the denominator will be 12. Any shares earned for annual performance pursuant to this grant for years prior to retirement and shares earned on a pro-rata basis for annual performance as described herein will be paid out as soon as practicable following the Vesting Date noted in the Award Summary. For three-year cumulative performance, vesting will be calculated as follows: multiply the total three-year cumulative award earned by a fraction, the numerator of which will be the number of months of full service during the three years and the denominator will be 36, and subtract from the sum the number of shares previously earned for annual performance pursuant to this grant. Payout shall occur as soon as practicable following the Vesting Date noted in the Award Summary; and

(v)    ceases to be an Employee of the Company or any subsidiary or affiliate due to termination for Cause, the PSs shall be cancelled as provided under the Plan.

(b)    Disability.    Cessation of active employment due to commencement of long-term disability under the Company’s long-term disability plan shall not be deemed to constitute a termination of employment for purposes of this Paragraph 8 and during the continuance of such Xerox-sponsored long-term disability plan benefits the Employee shall be deemed to continue active employment with the Company. If the Employee is terminated because the Employee has received the maximum coverage under the Xerox long-term disability plan, the vesting of PSs shall be provided pursuant to Paragraph 8 (a)(ii) above.

(c)    Cause.     “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Company’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Company or represents a conflict of interest with the interests of the Company; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Company; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Company.

9.    General Restrictions.    If at any time the Committee or CEO, as applicable, shall determine, in its or her discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSs or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of PSs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or CEO, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PSs.

10.    Responsibility for Taxes.    Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.

11.    Nature of Award.    In accepting the award, Employee acknowledges that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination.

(b)    the award of the PSs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSs, or benefits in lieu of PSs, even if PSs have been granted repeatedly in the past;

(c)    all decisions with respect to future PS awards, if any, will be at the sole discretion of the Committee;

(d)    Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the PS award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary of the Company;

(e)    Employee is voluntarily participating in the Plan;

(f)    the PSs and the shares of Common Stock subject to the PSs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Employee’s employment contract, if any;

(g)    the PSs and the shares of Common Stock subject to the PSs are not intended to replace any pension rights or compensation;

(h)    the PSs and the shares of Common Stock subject to the PSs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any subsidiary of the Company;

(i)    the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j)    in consideration of the award of the PSs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSs, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and

(k)    subject to the provisions in the Plan regarding Change in Control, PSs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12.    No Advice Regarding Award.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.    Amendment of This Agreement.    With the consent of the Employee, the Committee or CEO, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

14.    Subsidiary.    As used herein the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the date of award.

15.    Affiliate.    As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.

16.    Non-engagement in Detrimental Activity Against the Company.    If an Employee or former Employee of the Company is deemed by the Committee or its authorized delegate, as applicable, in the Committee’s or such delegate’s sole reasonable discretion as provided under the Plan, to have engaged in detrimental activity against the Company, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award within six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its delegate, as applicable.

17.    Cancellation and Rescission of Award.    Without limiting the foregoing Paragraph regarding non-engagement in detrimental activity against the Company, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:

(a)    An Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Company and the Employee.

(b)    An Employee shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any confidential information or material, as specified in any agreement between the Company and the Employee which contains post-employment prohibitions, relating to the business of the Company, acquired by the Employee either during or after employment with the Company.

(c)    An Employee, pursuant to any agreement between the Company and the Employee which contains post-employment prohibitions shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

(d)    Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Paragraph 17 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of common stock that the Employee received in connection with the rescinded payment or delivery.

18.    Notices.    Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at P.O. Box 4505, 45 Glover Avenue, 6th Floor, Norwalk, Connecticut 06856-4505, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

19.    Language.    If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.    Electronic Delivery and Acceptance.    The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    Interpretation of This Agreement.    The Committee or the CEO, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or the CEO in its or her sole good faith judgment shall be determined to be advisable. All decisions, interpretations and administrative actions made by the Committee or the CEO hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

22.    Successors and Assigns.    This Agreement shall be binding and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 8 to the personal representatives, legatees and heirs of the Employee.

23.    Governing Law and Venue.    The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.

This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

24.    Separability.    In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

25. Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

26. Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PS award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

27. Imposition of Other Requirements. The Committee reserves the right to impose other requirements on Employee’s participation in the Plan, on the PSs and on any shares of Common Stock acquired under the Plan, to the extent the Committee determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

XEROX CORPORATION

By:
Signature

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